Exhibit 5.3
September 15, 2010
Vale S.A.
Avenida Graça Aranha, No. 26
20030-900 Rio de Janeiro, RJ, Brazil
Vale Overseas Limited
87 Mary Street, George Town
Grand Cayman KY1-9002, Cayman Islands
Ladies and Gentlemen:
We have acted as special United States counsel to Vale Overseas Limited, a Cayman Islands exempted company incorporated with limited liability (“Vale Overseas”), and to Vale S.A., a Brazilian corporation, as guarantor (“Vale”), in connection with Vale Overseas’s offering pursuant to a registration statement on Form F-3 (Nos. 333-162822 and 333-162822-01) of (i) US$750,000,000 aggregate principal amount of 6.875% Guaranteed Notes due 2039 (the “2039 Notes”), representing a reopening of its US$1,000,000,000 6.875% Guaranteed Notes due 2039 issued on November 10, 2009, together with a guarantee of Vale relating to the 2039 Notes (the “2039 Guarantee”), to be issued under the Amended and Restated Indenture dated as of November 21, 2006 (the “Base Indenture”), as supplemented by the Tenth Supplemental Indenture dated as of November 10, 2009 and amended as of September 15, 2010 (together with the Base Indenture, the “2039 Indenture”), among Vale Overseas, Vale and The Bank of New York Mellon, as trustee (the “Trustee”), and (ii) US$1,000,000,000 aggregate principal amount of 4.625% Guaranteed Notes due 2020 (the “2020 Notes” and, together with the 2039 Notes, the “Notes”), together with a guarantee of the Guarantor relating to the 2020 Notes (the “2020 Guarantee” and, together with the 2039 Guarantee, the “Guarantees”), to be issued under the Base Indenture, as supplemented by the Eleventh Supplemental Indenture dated as of September 15, 2010 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, the “2020 Indenture”, and the 2020 Indenture and the 2039 Indenture together are referred to as the “Indentures”), among Vale Overseas, Vale and the Trustee. The Notes and the Guarantees are referred to together as the “Securities”. Such registration statement, as amended as of its most recent effective date (November 3, 2009), insofar as it relates to the Notes and the Guarantees (as determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

Vale S.A.
Vale Overseas, p. 2
We have reviewed the Registration Statement, including the Base Indenture attached thereto as an exhibit, and the form of the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, and we have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of Vale and Vale Overseas and such other instruments and other certificates of public officials, officers and representatives of Vale and Vale Overseas and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed and that each of the 2039 Notes and the 2020 Notes will be duly authenticated in accordance with the terms of the Indentures.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Indentures, the Notes and the Guarantees have been duly executed and delivered by Vale Overseas and Vale in the forms thereof that we have examined and the Notes have been duly delivered to and paid for by the purchasers thereof in the manner described in the Registration Statement, the Notes will be valid, binding and enforceable obligations of Vale Overseas, entitled to the benefits of the Indentures, and the Guarantees will be a valid, binding and enforceable obligation of Vale, entitled to the benefits of the Indentures.
Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of Vale or Vale Overseas, (a) we have assumed that each of Vale and Vale Overseas, as the case may be, and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Vale or Vale Overseas regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the Securities), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

Vale S.A.
Vale Overseas, p. 3
In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.14 of the Base Indenture by each of Vale and Vale Overseas of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.14 of the Base Indenture of the U.S. federal courts located in the Borough of Manhattan, city of New York as the venue for actions or proceedings relating to the Base Indenture and the Securities is (notwithstanding the waiver in Section 1.14) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.
We express no opinion as to the enforceability of Section 10.8 of the Base Indenture, providing for indemnification by Vale and Vale Overseas of the Trustee and the holders of the Notes against any loss in obtaining the currency due to the Trustee or such holders of Notes from a court judgment in another currency.
In addition, we note that the waiver of defenses relating to the Guarantees in Article 12 of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).
The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.
We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Securities” and in the prospectus supplement related thereto under the heading “Validity of the Notes” as counsel for Vale and Vale Overseas who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner